EXHIBIT 99.1

American States Water Company Announces
Regular Common Dividends and Second
Quarter 2003 Results

San Dimas, California, July 28, 2003 . . . At its quarterly meeting, the Board of Directors of American States Water Company (NYSE:AWR) approved payment of a regular quarterly dividend of $0.221 per share on the Common Shares of the Company. This action marks the 269th consecutive dividend payment to shareholders made by American States Water Company. Dividends on the Common Shares will be payable on September 1, 2003 to shareholders of record at the close of business on August 8, 2003.

American States Water Company today also reported basic and fully diluted earnings of $0.19 per common share for the second quarter of 2003 as compared to basic earnings of $0.36 per common share reported for the second quarter of last year, a decrease of 47.2%.

Basic and fully diluted earnings for the twelve months ended June 30, 2003 were reported at $1.12 per common share as compared to basic earnings of $1.43 per share reported for the same period ended June 30, 2002, a decrease of 21.7%.

Commenting on the results as of June 2003, President and Chief Executive Officer Floyd E. Wicks said, “Although we received rate increases for Region II of our Southern California Water Company (“SCW”) unit early this year, the wetter and cooler weather conditions experienced this year in the Company’s service areas as compared to the same time periods last year resulted in a significant decrease in water sales volumes, offsetting the effects of increased rates. A general rate case application with the Public Utilities Commission of the State of California (CPUC) primarily impacting SCW’s Region III is still pending the CPUC’s decision on certain issues. We expect the rate increases will be effective in early 2004. We will continue to be diligent in our pursuit of additional general rate case applications and advice letters with the CPUC.”

Second Quarter 2003 Results – The Company reported operating income for the second quarter of 2003 of $7.4 million and net income of $2.9 million as compared with operating income of $9.9 million and net income of $5.4 million for the second quarter of 2002.

Total operating revenues for the second quarter of 2003 decreased by 1.9% to $51.8 million as compared to the $52.8 million recorded in the second quarter of 2002 primarily due to a 10.6% decrease in water consumption resulting from wetter and cooler temperatures in most of SCW’s service areas, offset by two rate increases for SCW’s Region II effective in early 2003 and by electric rate increases effective July 2002 at the Company’s electric division.

Total operating expenses increased by 3.5% to $44.4 million for the second quarter of 2003 as compared to the $42.9 million recorded for the same period in 2002 due to (i) increases in administrative and general expenses, and (ii) an increase in supply costs. Offsetting the increases are decreased taxes on income, and an unrealized pre-tax gain of $1.6 million on SCW’s power purchased contracts pursuant to Statement of Financial Accounting Standards No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities”.

Interest charges increased by 4.0% to $4.5 million for the quarter ended June 30, 2003 as compared to interest charges of $4.4 million for the quarter ended June 30, 2002 due primarily to an increase in short-term borrowings during the 2003 quarter.

Twelve Month 2003 Results – The Company reported operating income of $34.8 million and net income of $17.0 million for the twelve months ended June 30, 2003 compared with operating income of $38.5 million and net income of $21.7 million for the twelve months ended June 30, 2002.

Total revenues for the twelve months ended June 30, 2003 increased by 2.8% to $210.4 million as compared to $204.6 million reported for the same period in 2002. The increase was due primarily to various rate increases in SCW’s Region II and electric division. The increases were offset by a slight decrease in water consumption as well as the termination of a surcharge, which was authorized to decrease the balancing account under-collection in SCW’s Region II.

Total operating expenses for the twelve months ended June 30, 2003 increased by 5.7% to $175.6 million from the $166.2 million reported for the same period in 2002. The increase was due principally to increased supply costs resulting from higher purchased water in the water supply mix, higher electric supply cost balancing account, and a net pre-tax unrealized loss of $1.3 million on SCW’s power purchased contracts pursuant to SFAS No. 133. The increases were offset by a decrease in administrative and general expenses reflecting the reversal of the remaining reserve of $6.5 million in the fourth quarter of 2002 for potential non-recovery of electric power costs incurred to serve customers at SCW’s electric division, as well as lower taxes on income.

Interest charges increased by 9.1% to $18.1 million for the twelve months ended June 30, 2003 as compared to $16.6 million for the twelve months ended June 30, 2003 due to the issuance of an additional $50 million in long-term debt by SCW in December 2001, partially offset by a reduction in short-term borrowings.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 91,500 customers.

CONTACT:	McClellan Harris III Chief Financial Officer and Treasurer Telephone: (909) 394-3600, ext. 705

American States Water Company

Consolidated

Comparative Condensed Balance Sheets (in thousands)

	June 30,	June 30,
	2003	2002

	(Unaudited)
Assets
Utility Plant-Net	$571,095	$550,755
Other Property and Investments	22,556	24,063
Current Assets	41,917	47,474
Deferred Charges	64,279	61,502

	$699,847	$683,794

Capitalization and Liabilities
Capitalization	$443,746	$453,247
Current Liabilities	71,901	55,299
Other Credits	184,200	175,248

	$699,847	$683,794

Condensed Statements of Income (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

		(Unaudited)
Operating Revenues	$51,817	$52,802	$210,411	$204,641

Operating Expenses:
Operations	$34,900	$30,066	$127,806	$116,594
Maintenance	2,299	2,194	10,002	8,427
Unrealized (gain) loss on power purchased contracts	(1,557)	—	1,256	—
Depreciation and amortization	4,945	4,538	19,087	18,080
Taxes on income	1,790	4,135	9,587	15,481
Property and other taxes	2,021	1,983	7,855	7,591

Total operating expenses	$44,398	$42,916	$175,593	$166,173
Net operating income	$7,419	$9,886	$34,818	$38,468
Other Income (Expense)	31	(87)	252	(172)

Income Before Interest Charges	$7,450	$9,799	$35,070	$38,296
Interest Charges	4,539	4,364	18,072	16,569

Net Income	$2,911	$5,435	$16,998	$21,727
Dividends on Preferred Shares	—	(8)	—	(71)

Earnings Available for Common Shareholders	$2,911	$5,427	$16,998	$21,656

Weighted Average Shares Outstanding	15,201	15,131	15,179	15,123

Earnings Per Common Share	$0.19	$0.36	$1.12	$1.43

Weighted Average Fully Diluted Shares	15,247	15,160	15,203	15,135

Fully Diluted Earnings Per Share	$0.19	$0.36	$1.12	$1.43

Dividends Paid Per Common Share	$0.221	$0.217	$0.880	$0.872